UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2023

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (716) 805-1599
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	ATRO	NASDAQ Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
The disclosure set forth in Item 2.03 below is incorporated in this Item 1.01 by reference.
Item 2.02 Results of Operations and Financial Condition.
On January 19, 2023, Astronics Corporation issued a news release announcing preliminary sales and bookings for the fourth quarter of 2022. A copy of the press release is attached as Exhibit 99.1.
The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The information in this report including the exhibit hereto, shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Astronics Corporation (the “Company”) amended its existing credit facility on January 19, 2023 by entering into the Sixth Amended and Restated Credit Agreement (the “Restated Agreement”), with HSBC Bank USA, National Association, as Agent and Co-Collateral Agent, Wells Fargo Bank, N.A., as Co-Collateral Agent, and the lenders signatory thereto. The Restated Agreement set the maximum aggregate amount that the Company can borrow under the revolving credit line at $115 million, with borrowings subject to a borrowing base determined primarily by inventory and accounts receivable. The Restated Agreement extended the scheduled maturity date from November 30, 2023 to January 19, 2026. Under the terms of the Restated Agreement, the Company will now pay interest on the unpaid principal amount of the facility at a rate equal to SOFR (which shall be at least 1.00%) plus 2.25% to 2.75%. The Company will pay a quarterly commitment fee under the Restated Agreement in an amount equal to 0.25% or 0.375% based on the Company’s average excess availability.
The Company also entered into a $90 million asset-based term loan Credit Agreement (the “Term Loan Agreement”) on January 19, 2023, with Great Rock Capital Partners Management, LLC, as Agent, and the lenders signatory thereto. The Term Loan Agreement is secured primarily by fixed assets, real estate and intellectual property. The maturity date of the Term Loan Agreement is January 19, 2027. The Company will pay interest under the Term Loan Agreement at a rate equal to SOFR (which shall be at least 2.50%) plus 8.75%. The Company will pay a commitment fee under the Term Loan Agreement of 5% of the total aggregate commitment, 40% of which was paid on the closing date, 40% of which will be paid on June 19, 2023 and 20% of which will be paid on the date that the financial statements and compliance certificate for the fiscal quarter of the Company ending on or about March 31, 2024 are required to be delivered under the Term Loan Agreement.
Certain of the Company’s subsidiaries are borrowers or guarantors under the Restated Agreement and the Term Loan Agreement.

Amortization of the principal under the Term Loan Agreement will begin in April with a monthly amortization rate of 0.292% of the outstanding term loan principal balance for the period April 1, 2023 through June 1, 2023, increasing to 0.542% per month for the period July 1, 2023 through September 1, 2023 then increasing to 0.833% thereafter.
Pursuant to the Restated Agreement and the Term Loan Agreement, the Company is required to comply with a minimum trailing four quarter EBITDA of $14.7 million for the Company’s first quarter of 2023, $23.3 million in the second quarter, $39.2 million in the third quarter, $51.7 million in the fourth quarter, $57.6 million in the first quarter of 2024, $65.2 million in the second quarter of 2024 and $70 million thereafter. The Company is also required to maintain minimum liquidity of $20 million through the date of delivery of the compliance certificate for the quarter ended March 31, 2024, and $10 million thereafter. Beginning with the first quarter of 2024, the Company is subject to a minimum fixed charge coverage ratio of 1.10 to 1.00. Further, the Company is subject to restrictions on additional indebtedness and share repurchases, excess cash flow repayment provisions and a limitation on capital expenditures.
The above description does not purport to be complete and is qualified in its entirety by reference to the Restated Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and the Term Loan Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.1	Sixth Amended and Restated Credit Agreement dated as of January 19, 2023 by and among Astronics Corporation, the other borrowers and guarantors signatory thereto, HSBC Bank USA, National Association, as Agent and Co-Collateral Agent, Wells Fargo Bank, N.A., as Co-Collateral Agent, and the lenders signatory thereto
10.2	Credit Agreement dated as of January 19, 2023 by and among Astronics Corporation, the other borrowers and guarantors signatory thereto,
Great Rock Capital Partners Management, LLC, as Agent and the lenders signatory thereto
99.1	Press Release of Astronics Corporation dated January 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated:	January 19, 2023	By:	/s/ David C. Burney
		Name:	David C. Burney
Executive Vice President and Chief Financial Officer